SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                         Commission File Number 0-2749

  (Check one)
  ( ) Form 10-K and Form 10-KSB     ( ) Form 11-K

  ( ) Form 20-F   (x) Form 10Q and Form 10-QSB   ( ) Form N-SAR

  For period ended  __________June 30, 2001__________________________

  ( ) Transition Report on Form 10-K and Form 10-KSB

  ( ) Transition Report on Form 20-F

  ( ) Transition Report on Form 11-K

  ( ) Transition Report on Form 10-Q and Form 10-QSB

  ( ) Transition Report on Form N-SAR

  For the transition period ended_____________________________________


  Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

  If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_______________
______________________________________________________________________

PART I
REGISTRANT INFORMATION
  Full name of registrant______Distinctive Devices, Inc.______________

  Former name if applicable___________________________________________

  Address of principal executive office (Street and number)___________ ____________________One Bridge Plaza - Ste. 100_______________________

  City, state and zip code_____Fort Lee, New Jersey_07024_____________

  Telephone____________________(201)363-9922__________________________

PART II
RULE 12b-25(b) AND (c)
  If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

12b25-1


     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or
  (X) portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.

PART III
NARRATIVE
   State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach sheets if needed.)

   The financial statements for the quarter ended June 30, 2001 are still in the process of preparation and review. The delay is due to the recent move of the Company's offices from Florida to New Jersey and the consequent replacement of the Company's internal accountant.

PART IV
OTHER INFORMATION
  (1) Name and telephone number of person to contact in regard to this notification.
Earl M. Anderson, Jr._______________________________(561) 416-9804       __
      (Name)                                  (Area Code)(Telephone Number)

  (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the
registrant was required to file such report(s) been filed?   If the answer is
no, identify report(s).                   (X) Yes     ( )No

  (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
( ) Yes     (X)No

  If so; attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

___________________________Distinctive Devices, Inc.______________________
                 (Name of Registrant as Specified in Charter)

  Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date___8/14/01__    By:____/s/ EARL M. ANDERSON, JR.
                               Earl M. Anderson, Jr., Secretary

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